FOR IMMEDIATE RELEASE

Norfolk Southern announces further details of its strategic plan to reduce costs, drive profitability, and accelerate growth

Projected annual productivity savings of more than $650 million by 2020

NORFOLK, Va. – Jan. 27, 2016 – Norfolk Southern Corporation (NYSE: NSC) (“the Company”) (“Norfolk Southern”) today announced further details of its strategic plan designed to streamline operations and drive profitability and growth. The Company’s projected expense reduction and disciplined cost control initiatives are in the categories of compensation and benefits, purchased services and rents, materials, and fuel.

The Company expects to achieve annual productivity savings of more than $650 million per year by 2020, growing from an initial $130 million in 2016. With this plan, Norfolk Southern expects to improve consistency, reliability, and availability, resulting in a faster, lower cost, and more profitable railroad. The Company has already begun implementing the plan and expects associated net benefits to begin appearing in Norfolk Southern’s financial results beginning in the first half of 2016.

The strategic plan, which was announced on Dec. 4, 2015, is the result of a six-month, comprehensive evaluation of the Company’s business model, including customer service, network performance efficiency measures, and revenue growth. The evaluation was led by Norfolk Southern’s Chairman, President and CEO James A. Squires with the assistance of the Board of Directors and management team. As a result of these measures, the Company expects to achieve an operating ratio below 70 in 2016 with additional improvements driving OR to less than 65 by 2020, with double digit annual EPS growth, increased ROE and higher return of capital.

Squires said, “Our new leadership team has already taken significant steps to improve financial and operational performance. Specifically, we are focused on delivering high levels of superior service to build a more profitable franchise based on price and volume growth, implementing efficiency measures, and increasing returns, while simultaneously maintaining our commitment to returning substantial capital to shareholders through share repurchases and dividends.

“While Norfolk Southern’s fourth-quarter results do not yet reflect the initiatives under way, we believe we have the right strategic plan to streamline operations, accelerate growth, and enhance value for shareholders. The plan leverages our core competencies in customer service and reliability, while also improving network efficiency and consolidating operations. Importantly, through disciplined cost control, we believe we can achieve the productivity savings outlined in this plan, and even more.”

The plan is a balance of revenue growth through pricing and volume, and resource optimization through a variety of expense reduction and cost control initiatives, including:

•
Compensation and Benefits. Service and efficiency improvements, consolidation, and network rationalization will enable Norfolk Southern to reduce headcount in 2016 and beyond, building on initiatives begun in 2015 to right-size the workforce. This improved productivity is expected to result in $420 million in annual expense savings by 2020. Norfolk Southern expects to:

o	Reduce headcount by 2,000 employees by 2020.

o	Decrease overtime by 50 percent from 2015 levels.

o	Reduce employee levels in areas affected by lower coal traffic and by the rightsizing of the Company’s coal infrastructure.

o	Consolidate operating regions from three to two.

o	Halt or reduce operations in several hump or secondary yards in 2016, reducing manpower needs and locomotive fleet requirements and consolidating traffic on fewer, larger trains.

o
Dispose of or downgrade 1,500 miles of secondary lines by 2020, including 1,000 miles in 2016, as traffic is rerouted onto higher-density lines and some parts of the system are more economically operated in collaboration with short-line rail carriers.

•
Purchased Services and Rents. Projected efficiency improvements and network rationalization should enable Norfolk Southern to realize annual savings of $70 million by 2020 by reducing the size of the car fleet and associated costs and reducing payments to third parties. Norfolk Southern expects to:

o	Reduce equipment rental and lease costs, along with maintenance expenses for that equipment.

o	Reduce the use of third-party switching terminals by leveraging the recently completed expansion of Moorman Yard in Bellevue, Ohio.

o	Reduce trackage and haulage payments.

•	Materials. Projected efficiency improvements should enable Norfolk Southern to reduce expenses by $80 million per year by 2020. Norfolk Southern expects to:

o
Decrease locomotive maintenance expenses by reducing active fleet size by 300 units in 2016 and another 100 units by 2020 through improved velocity, line, yard, and local-switching-network rationalizations.

o	Reduce overhaul and maintenance expenses and improve locomotive reliability by replacing older, less-reliable units.

o	Conserve capital while enhancing the efficiency and reliability of the locomotive fleet by continuing the company’s innovative 6-axle rebuild strategy, which includes DC to AC conversions.

•	Fuel. Projected fuel efficiency initiatives should allow Norfolk Southern to reduce fuel consumption by $80 million per year by 2020 through. Norfolk Southern expects to:

o	Maximize fuel efficiency through implementation of energy management technology.

o	Reduce fuel consumption as a result of fewer units in the fleet, removal of the oldest, least efficient units, and higher system velocity.

Fourth Quarter 2015 Earnings
Separately today, Norfolk Southern released its earnings results for the fourth quarter ended Dec. 31, 2015.The Company’s earnings release can be found under the Investor Relations section of the Company’s website at www.nscorp.com.

Norfolk Southern will host a telephone conference call and a webcast today at 8:45 AM ET to discuss this announcement and its fourth quarter 2015 earnings results. You may participate in this call by dialing (877) 869-3847. The live webcast and accompanying presentation slides can be accessed through the Norfolk Southern website, www.nscorp.com.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on management’s current expectations, assumptions, estimates, beliefs and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended Dec. 31, 2014, as well as the Company’s subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Copies of Norfolk Southern Corporation’s press releases and additional information about the Company are available at www.norfolksouthern.com or you can contact the Norfolk Southern Corporation Investor Relations Department by calling 757-629-2861.

Important Additional Information and Where to Find It
Norfolk Southern Corporation (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2016 Annual Meeting (the “2016 Proxy Statement”). Additional information regarding the identity of these potential participants, none of whom owns in excess of 1 percent of the Company’s shares of Common Stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2016 Proxy Statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. This information can also be found in the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders (the “2015 Proxy Statement”), filed with the SEC on March 25, 2015, or the Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 11, 2015 (the “Form 10-K”). To the extent holdings of the Company’s securities by such potential participants have changed since the amounts printed in the 2015 Proxy Statement, such changes have been or will be reflected on Statements of Ownership and Change in Ownership on Forms 3 and 4 filed with the SEC.

STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2015 PROXY STATEMENT, FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement (when filed), 2015 Proxy Statement, Form 10-K and any other documents (including the WHITE proxy card) filed or to be filed by the Company with the SEC in connection with the 2016 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.nscorp.com) or by writing to Denise Hutson, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510.

Contacts

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Joele Frank / Dan Katcher / Andrew Siegel of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com

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